Exhibit 10.12
FOURTH LOAN MODIFICATION AGREEMENT

THIS AGREEMENT, Made and entered into as of this 15th day of April, 2008, by and between HARDY CREDIT CO. (the "Borrower") and UNITED BANK, INC. ("Bank").

RECITALS:

(a)           Borrower executed Promissory Notes in the principal amount not to exceed $10,000,000.00 and $5,000,000.00, payable to the order of the Bank (the "Notes"), and a Line of Credit and Letter of Credit Agreement (the "Credit Agreement"), all dated March 14, 2003.

(b)           The Credit Agreement, in Section 5.17, provides for the Borrower to pledge and mortgage a replacement parcel of real property with the same or greater value with a lease satisfactory to Bank within 90 days after the closing of a facility.

(c)           The Borrower has closed certain properties and is not able to replace such properties in the time frame set forth in Section 5.17, and has requested the time frame be extended to be within one year of the closing of a facility, and Bank has agreed to such modification, provided that the availability on the Line of Credit will be reduced by a satisfactory amount until such time as a replacement property is provided.

THEREFORE, WITNESSETH, that for and in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

1.            Section 5.17 of the Credit Agreement shall be replaced in its entirety by the following:

Replacement Real Property.   Borrower agrees to pledge and mortgage a replacement parcel of real property with the same or greater value with a lease satisfactory to Bank within one year after the closing of a facility on the Real Property, and shall provide written notice of such closing to the Bank within 10 days thereafter. Ninety (90) days after the closure and until such time as the replacement property is provided, the availability of funds under the Note evidencing the Line of Credit shall be reduced by the appraised fair market value of such Real Property as established by the appraisal for such Real Property received in accordance with Section 4.10 of the Credit Agreement, unless otherwise mutually agreed upon in writing.

2.            All provisions of the Credit Agreement and all other documents securing, evidencing or otherwise pertaining to the Notes and Credit Agreement that are inconsistent with this Agreement are hereby deleted or amended accordingly.

3.            Except as amended by the terms of this Agreement, the Credit Agreement, Notes and all other documents pertaining thereto shall remain in full force and effect in accordance with their respective terms, as amended.

WITNESS the following signatures as of the date and year first above written.

Borrower:

HARDY CREDIT CO.

By:	84 LADC, LLC
Its:	General Partner

By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Its:	Assistant Vice President

Bank:

UNITED BANK, INC.

By:	/s/ Kenneth R. Summers
Kenneth R. Summers
Title:	Executive Vice-President

Consented to and acknowledged by the following participant bank:

COMMUNITY BANK, N.A.

By:	/s/ BR McCune

Its:	President

This instrument was prepared by R. Scott Summers, P.L.L.C., P.O. Box 842, Morgantown, West Virginia 26507-0842.